Exhibit 5.1

June 18, 2026

The Board of Directors

Old Glory Holding Company

3401 NW 63rd Street, Suite 600

Oklahoma City, Oklahoma 73116

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Old Glory Holding Company, a Delaware corporation (the “Company”), in connection with the redomestication of Digital Asset Acquisition Corp., a Cayman Islands exempted company (“DAAQ”), from the Cayman Islands to the State of Texas (the “Redomestication”, and such entity, following the Redomestication, shall be referred to herein as “OGB Pubco”), and the registration of 48,000,000 shares of OGB Pubco common stock, par value $0.0001 per share (“Pubco Common Stock”), 15,128,035 warrants, each exercisable for one share of Pubco Common Stock (the “Pubco Warrants”), and 14,075,000 shares of Pubco Common Stock issuable upon exercise of the Pubco Warrants (the “Pubco Warrant Shares”), pursuant to OGB Pubco’s Registration Statement on Form S-4 (File No. 333-294660) (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), issuable pursuant to the Business Combination Agreement, dated as of January 13, 2026, by and between the Company and DAAQ (as amended, the “Business Combination Agreement”). We have been asked by the Company to render this opinion to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined (i) the Registration Statement, (ii) the Business Combination Agreement, (iii) the form of the Certificate of Formation of OGB Pubco to be filed with the Secretary of State of the State of Texas (the “Texas Certificate”), (iv) the form of the Bylaws of OGB Pubco (the “Texas Bylaws”), (v) the Warrant Agreement, dated as of April 28, 2025, between DAAQ and Efficiency Inc. and each holder of Pubco Warrants (the “Warrant Agreement”), and (vi) such other instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (d) the legal capacity of all natural persons executing documents. We have made such investigations of law as we have deemed necessary and relevant as a basis hereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on such examination, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:

1.	The issuance of Pubco Common Stock to be issued by OGB Pubco pursuant to the Business Combination Agreement has been duly authorized and, when issued in accordance with the Business Combination Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The Warrant Shares have been duly authorized and, when issued upon due exercise of the OGB PubCo Warrants in accordance with their terms (including payment in full of any applicable exercise price), will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that (i) the Registration Statement, as finally amended, will have become effective under the Securities Act and such effectiveness will not have been suspended; (ii) the stockholders of each of DAAQ and the Company will have approved and adopted the Business Combination Agreement and the transactions contemplated thereby; (iii) the Redomestication will have been effected, and all required filings will have been made, in accordance with the Texas Business Organizations Code (the “TBOC”) and the Cayman Islands Companies Act (As Revised); (iv) the Texas Certificate will have been duly authorized, executed and filed with, and accepted by, the Secretary of State of the State of Texas in accordance with the TBOC; (v) the Texas Bylaws will have been duly adopted and be in full force and effect; (vi) the Business Combination will have been consummated in accordance with the terms of the Business Combination Agreement, including the merger of the Company with and into OGB Pubco and all required filings will have been made in accordance with the TBOC and the General Corporation Law of the State of Delaware; and (vii) PubCo will have reserved from its duly authorized but unissued shares of PubCo Common Stock a number of shares sufficient to issue all Warrant Shares upon exercise of the PubCo Warrants.

We express no opinion as to the laws of any other jurisdiction other than the laws of the State of Texas and the TBOC.

* * *

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the underlying proxy statement/prospectus, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jackson Walker L.L.P.
Jackson Walker L.L.P.